SCHEDULE 14A INFORMATION
                             Proxy Statement Pursuant to Section 14(a) of the
                                     Securities Exchange Act of 1934

                                          [Amendment No.      ]

                    Filed by the Registrant  [x]

                    Filed by a Party other than the Registrant  [ ]

                    Check the appropriate box:

                    [ ]  Preliminary Proxy Statement

                    [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                    [X]  Definitive Proxy Statement

                    [ ]  Definitive Additional Materials

                         Soliciting Material Pursuant to   240.14a-11(c) or
                         240.14a-12

                                     Financial Industries Corporation
                       (Name of Registrant as Specified in Its Charter)

                                     Financial Industries Corporation
                               (Name of Persons(s) Filing Proxy Statement)

                    Payment of Filing Fee (Check the appropriate box):

                    [ ]  $125  per   Exchange  Act   Rules  0-11(c)(1)(ii),
                         14a-6(i)(1),  14a-6(i)(2)  or   Item  22(a)(2)  of
                         Schedule 14A.

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                         Exchange Act Rule 14a-6(i)(3).

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                         Rules  14a-6(i)(4) and O-11.

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                              transaction applies:

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                           Financial Industries Corporation
                              Austin Centre, 701 Brazos
                                 Austin, Texas  78701

          Dear Shareholder:

          You are invited to attend the Annual Meeting of Shareholders of Financial Industries Corporation, which will be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 20, 1997, at 11:00 a.m. local time. For those of you who cannot be present at this meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it to us in the enclosed postage paid envelope at your earliest convenience. By returning your proxy promptly, you will assist us in reducing the Company's expenses relating to the meeting. You can revoke your signed proxy at any time before it is used.

          We appreciate your support and cooperation in returning the enclosed proxy.

                                             Cordially,

                                             Roy F. Mitte
                                             Chairman, President and  Chief
                                             Executive Officer

                           Financial Industries Corporation
                              Austin Centre, 701 Brazos
                                 Austin, Texas  78701

                               NOTICE OF ANNUAL MEETING
                               TO BE HELD MAY 20, 1997

          Notice is hereby given that the 1997 Annual Meeting of Shareholders of Financial Industries Corporation is scheduled to be held at the Austin Centre, 701 Brazos, Austin, Texas 78701 on May 20, 1997, 11:00 a.m., local time, for the following purposes:

               1.   The election of eleven Directors for the ensuing year.

               2. Such other business that may properly come before the meeting or any adjournment thereof.

          Only those Shareholders of record at the close of business on March 28, 1997 (the "Record Date") will be entitled to notice of and vote at the meeting or any adjournment thereof.

          The Proxy Statement accompanies this notice.

          April 18, 1997

                                             By  Order  of   the  Board  of
                                             Directors

                                             James M. Grace
                                             Secretary

                                YOUR VOTE IS IMPORTANT

          We hope that you will be able to attend the meeting in person. IF YOU DO NOT EXPECT TO ATTEND IN PERSON, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY in the enclosed envelope for which no postage is necessary if mailed in the United States. It will assist us in reducing the expenses of the Annual Meeting if Shareholders who do not attend in person return the signed proxy promptly. You may revoke your proxy at any time before it is voted.

                PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS OF
                           Financial Industries Corporation
                  Austin Centre   701 Brazos   Austin, Texas  78701

               This Proxy is furnished in connection with the solicitation of proxies by the Board of Directors of Financial Industries Corporation (FIC or the Company) for use at the Annual Meeting of Shareholders to be held May 20, 1997, at the Austin Centre, 701 Brazos, Austin, Texas 78701. Solicitation of proxies may be made by mail and telephone and the expenses will be borne by FIC. The Company intends to reimburse broker-dealers and others for forwarding the proxy materials to beneficial owners of the FIC's Common Stock. The approximate date on which this Proxy Statement and the enclosed Form of Proxy will be sent or given to Shareholders is April 18, 1997.

               A copy of FIC's Annual Report to Shareholders for the year ended December 31, 1996, including financial statements, has either been previously forwarded to Shareholders or is included with this Proxy Statement.

               A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, including Financial Statements and Financial Statement Schedules, may be obtained by Shareholders without charge upon the receipt of a written request addressed to Robert S. Cox, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701.

               Only Shareholders of record on the books of FIC at the close of business on March 28, 1997, will be entitled to vote at the Annual Meeting. At the close of business on such date, there were outstanding and entitled to vote 5,427,965 shares of Common Stock. Each shareholder of FIC Common Stock is entitled to one vote for each share standing in his or her name on the books of the Company, as of the Record Date, on all business to come before the meeting. However, in voting for Directors, each Shareholder may cumulate votes for the election of Directors for those candidates whose names have been placed in nomination; that is, each Shareholder may cast as many votes as there are Directors to be elected multiplied by the number of shares then registered in his or her name and to cast all such votes for one candidate or distribute such votes among the nominees for Director in accordance with the Shareholder's choice. Each share will be entitled to eleven (11) votes on a cumulative basis in voting for Directors. The right to vote cumulatively may be exercised only in the event that a Shareholder gives written notice of his decision to vote cumulatively to the Secretary of FIC on or before the day preceding the Annual Meeting. If any Shareholder complies with that written notice requirement, all Shareholders may cumulate their votes. FIC's management does not intend to request cumulative voting of their shares and is not aware of an intention by any Shareholder to do so. However, should any Shareholder elect to vote cumulatively, the person authorized to vote shares represented by executed proxies, if authority to vote for the election of Directors is not withheld, will have full discretion and authority to vote cumulatively and to allocate votes among any or all of the Board of Directors' nominees as they may determine or, if authority to vote for a specific candidate or candidates has been withheld, among those nominees for whom authority to vote has not been withheld.

               The proxy solicited by this Proxy Statement is revokable at any time prior to the exercise thereof at the meeting by written notice submitted to James M. Grace, Secretary, Financial Industries Corporation, Austin Centre, 701 Brazos, Austin, Texas 78701 or by delivery of a subsequent proxy. All shares represented by executed and unrevoked proxies will be voted in accordance with instructions contained therein. Proxies submitted without specification will be voted to elect the nominees for Directors named herein.

                                ELECTION OF DIRECTORS

                The following eleven (11) nominees are proposed for election as Directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified. All nominees are now Directors of the Company. Proxies solicited by the Board of Directors will be voted in favor of the election of these nominees unless authorization to do so is withheld in the proxy. If any nominee for election as Director is unable or unwilling to serve, which the Board of Directors does not anticipate, the persons acting under the proxy will vote for such other person as management may recommend. An affirmative vote by a majority of those shares constituting at least a quorum at the Annual Meeting of Shareholders is required for the election of Directors. The Board of Directors recommends a vote "FOR" each of the nominees.

               The names and ages of the nominees, their principal occupations or employment during the past five years and other data regarding them are set forth on the following pages. The data supplied below is based on information provided by the nominees, except to the extent that such data is known to the Company.

          John D. Barnett               Age 54         Director Since 1991

          Vice President-Investments, Investment Professionals, Inc. since August 1996. Vice President-Investments of Prudential Securities from April 1983 to July 1996.

          Joseph F. Crowe, FSA          Age 58         Director Since 1992

          Vice President of FIC from February 29, 1992 to January 3, 1997, when he retired from active service with the Company. Director of FIC since February 29, 1992. Vice President of ILCO from May 1991 to January 1997. Director of ILCO since May 1991.
          Executive Vice President of Investors Life Insurance Company of North America and InterContinental Life Insurance Company from June 1991 to January 1997. Director of Investors Life Insurance Company of North America and InterContinental Life Insurance
          Company since June 1991.   Executive Vice President of Family
          Life Insurance Company from June 1991 to January 1997. Director of Family Life Insurance Company since June 1991. Executive Vice President of Investors Life Insurance Company of Indiana from February 1995 to January 1997. Director of Investors Life Insurance Company of Indiana since February 1995. From December 1986 to March 1991, Executive Vice President of Personal Financial Security Division of Aetna Life & Casualty Company.

          Jeffrey H. Demgen             Age 44         Director Since 1995

          Director of FIC since May 1995. Vice President of FIC since August 1996. Vice President and Director of ILCO since August 1996. Director of Family Life Insurance Company since October 1992. Executive Vice President of Family Life Insurance Company since August 1996. Senior Vice President of Family Life Insurance Company from October 1992 to August 1996. Executive Vice President and Director of Investors Life Insurance Company of North America since August 1996. Senior Vice President and Director of Investors Life Insurance Company of North America from October 1992 to June 1995. Executive Vice President of Intercontinental Life Insurance Company since August 1996. Senior Vice President of Intercontinental Life Insurance Company from October 1992 to June 1995. Executive Vice President and Director of Investors Life Insurance Company of Indiana since August 1996. Senior Vice President of United Insurance Company of America, Chicago, Illinois from 1984 to July 1992.

          Theodore A. Fleron, Esq.      Age 57         Director Since 1996

          Vice President and Director of FIC since August 1996. Vice President and Director of ILCO since May 1991. Assistant Secretary of ILCO since June 1990. Senior Vice President, General Counsel, Assistant Secretary and Director of Investors Life Insurance Company of North America and Intercontinental Life Insurance Company since July 1992. General Counsel, Assistant Secretary and Director of Investors Life Insurance Company of North America and Intercontinental Life Insurance Company from January 1989 to July 1992. Senior Vice President, General Counsel, Director and Assistant Secretary of Investors Life Insurance Company of Indiana since June 1995. Senior Vice President, General Counsel, Director and Assistant Secretary of Family Life Insurance Company since August 1996.

          James M. Grace, CPA           Age 53         Director Since 1976

          Vice President, Secretary, Treasurer and Director of FIC since 1976. Vice President and Treasurer of ILCO since January 1985. Executive Vice President, Treasurer and Director of InterContinental Life Insurance Company since 1989. Executive Vice President and Treasurer of Investors Life Insurance Company of North America since 1989. Executive Vice President, Treasurer and Director of Family Life Insurance Company since June 1991. Director, Executive Vice President and Treasurer of Investors Life Insurance Company of Indiana since February 1995.

          Roy F. Mitte                  Age 65         Director Since 1976

          Chairman of the Board, President and Chief Executive Officer of FIC since 1976. Chairman of the Board, President and Chief Executive Officer of ILCO and InterContinental Life Insurance Company since January 1985. President of ILCO since April 1985. Chairman of the Board, President and Chief Executive Officer of Investors Life Insurance Company of North America since 1988. Chairman of the Board, President and Chief Executive Officer of Family Life Insurance Company since June 1991. Chairman of the Board, President and Chief Executive Officer of Investors Life Insurance Company of Indiana since February 1995. Chairman, ILG Securities Corporation since 1988.

          Dale E. Mitte                 Age 62         Director Since 1994

          Senior Vice President since January 1993 and Vice President, Chief Underwriter and Director since 1988 of Investors Life Insurance Company of North America and InterContinental Life Insurance Company. Director from June 1991 to April 1992 and Vice President and Chief Underwriter since June 1991 of Family Life Insurance Company. Director, Senior Vice President and Chief Underwriter of Investors Life Insurance Company of Indiana since June 1995.

          Leonard A. Nadler             Age 54         Director Since 1994

          Senior Managing Director of Julien J. Studley, Inc. since 1996. President, Leonard Nadler Associates, Inc., a commercial real estate brokerage company located in Los Angeles, California, for more than the last five years.

          Frank Parker                  Age 67         Director Since 1994

          President, Gateway Tugs, Inc. and Par-Tex Marine, Inc., both of which are located in Brownsville, Texas and are engaged in operating and chartering harbor and intracoastal tug boats, for more than the last five years.

          Eugene E. Payne               Age 54         Director Since 1992

          Vice President and Director of FIC since February 29, 1992. Vice President of ILCO since December 1988 and Director of ILCO since May 1989. Executive Vice President, Secretary and Director of Investors Life Insurance Company of North America since December 1988. Executive Vice President since December 1988 and Director since 1989 of InterContinental Life Insurance Company. Executive Vice President, Secretary and Director of Family Life Insurance Company since June 1991 Director, Executive Vice President and Secretary of Investors Life Insurance Company of Indiana since February 1995.

          Thomas C. Richmond            Age 55         Director Since 1996

          Director of FIC since August 1996. Director of ILCO from March 1994 to August 1996. Director from March 1989 to February 1990, Senior Vice President since January 1993 and Vice President from March 1989 to January 1993 of Investors Life Insurance Company of North America and InterContinental Life Insurance Company. Senior Vice President of Family Life Insurance Company since June 1991. Senior Vice President of Investors Life Insurance Company of Indiana since June 1995.

               All  outside  Directors   serve  individually  and   not  as
          representatives   of  their   professional  affiliations   and/or
          institutions.

               The incumbent directors have been nominated for submission to vote of the shareholders for reelection at the 1997 annual shareholders' meeting.

               Mr. Nadler and his wife were general partners of a single-asset partnership that owned The Palmilla Apartments, a 26-unit apartment complex in Hollywood, California. In March 1992, a receiver for that property was appointed by stipulation of the parties in connection with the conveyance of that property to the mortgagee. The receiver was discharged by stipulation of the parties in September 1992.

               All of the nominees names above were elected Directors at the 1996 Annual Shareholders' Meeting, except Messrs. Fleron and Richmond, who were appointed as Directors by the Board of Directors in August, 1996.

                                  EXECUTIVE OFFICERS

               The following table sets forth the names and ages of the persons who currently serve as the Company's executive officers together with all positions and offices held by them with the Company. Officers are elected to serve at the will of the Board of Directors or until their successors have been elected and qualified.

          Name                Age       Positions and Offices

          Roy F. Mitte               65       Chairman, President and Chief
                                              Executive Officer
          James M. Grace             53       Vice President, Secretary and
                                              Treasurer
          Eugene E. Payne            54       Vice President

          Jeffrey H. Demgen (1)      44       Vice President

               In May 1991, Roy F. Mitte suffered a stroke, resulting in partial paralysis affecting his speech and mobility. Mr. Mitte continues to make the requisite decisions in his capacity as Chief Executive Officer, although his ability to communicate and his mobility are impaired.

          (1) Mr. Demgen was appointed a Vice President of the Company on August 26, 1996.

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
                                         1934

               Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Forms 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

               Based solely on review of the copies of such forms furnished to the Company, or written representatives that no Forms 5 were required, the Company believes that during the period from January 1, 1996 through December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except as follows: (i) Frank Parker filed a Form 5 in February, 1997, to report the purchase in June, 1996 of 2,000 shares (10,000 shares as adjusted to reflect the five-for one stock split effective November 12, 1996) of FIC common stock; and (ii) Eugene E. Payne filed a Form 5 in February, 1997, to report the purchase in August, 1996, of 347 shares (1,735 shares as adjusted to reflect the five-for one stock split effective November 12,
          1996) of FIC common stock.

               Thomas C. Richmond and Theodore A. Fleron each filed a Form 5 in February, 1997, to report his appointment as a Director of the Company as of August 26, 1996 and to report no beneficial ownership of FIC common stock.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth information as to each person who is known by the Company to be the beneficial owner of five percent (5%) or more of the outstanding shares of Common Stock of the Company as of March 14, 1997.

                                        Amount & Nature of       Percent of
          Name and Address              Beneficial Ownership     Class

          Roy F. Mitte, Chairman of the Board,
          President and Chief Executive Officer
          Austin Centre
          701 Brazos
          Austin, Texas  78701..............   1,866,520(1)      34.39%(1)

          InterContinental Life Corporation
          Austin Centre
          701 Brazos
          Austin, Texas 78701 .............      727,115(2)      12.19%(3)

          Investors Life Insurance Company
           of North America
          Austin Centre
          701 Brazos
          Austin, Texas 78701 .............      727,115(2)      12.19%(3)

          (1) These shares are beneficially owned by Mr. Mitte and held jointly with his wife, Joann C. Mitte.

          (2) Of such shares, 145,500 shares are owned by Investors Life Insurance Company of North America ("Investors-NA"), 44,250
          shares are owned by Intercontinental Life Insurance Company ("ILIC"), and 537,365 shares are issuable upon exercise of an option held by Investors-NA. Investors-NA is a direct subsidiary of ILCO. ILIC is a direct subsidiary of Investors-NA.

          (3) Assumes that outstanding stock options or warrants held by other persons have not been exercised.

                A Special Meeting of the Shareholders of FIC was held on November 12, 1996, for the purpose of obtaining the vote of the shareholders on a proposal to amend the Articles of Incorporation to: (i) increase the number of authorized shares of common stock from 3,304,200 shares to 10,000,000 shares and (ii) to reduce the par value of the common stock from $1.00 to $.20. These amendments to the Articles of Incorporation were related to the implementation of the five-for-one stock split authorized by the Board of Directors on September 27, 1996.

               The following table contains information as of March 14, 1997 as to the Common Stock of the Company beneficially owned by each Director, nominee and executive officer and by all executive officers, nominees and directors of the Company as a group. Messrs. Barnett, Crowe, Demgen, Fleron and Richmond did not beneficially own any shares of FIC as of March 14, 1997. The information contained in the table has been obtained by the Company from each Director, nominee and executive officer except for information known to the Company. Except as indicated in the notes to the table, each beneficial owner has sole voting power and sole investment power as to the shares listed opposite his name.

          Name   Amount and Nature of Beneficial Ownership  Percent of Class

          Roy F. Mitte        1,866,520 (1) (2)                  34.39%
          Frank Parker           10,000                            *
          James M. Grace          5,600 (2)                        *
          Eugene E. Payne         5,360 (2)                        *
          Dale E. Mitte           2,000                            *
          Leonard A. Nadler       1,665                            *

          All Executive Officers,
          Nominees and Directors
          as a group
          (10 persons)        1,891,145 (1) (2)                  34.84%

          (1) These shares are beneficially owned by Mr. Mitte and are held jointly with his wife Joann C. Mitte.

          (2) No executive officer or director holds any options to acquire FIC common stock. Messrs. Roy Mitte, Grace, Payne, Crowe and Demgen are executive officers and/or directors of ILCO and beneficially owned approximately 63.9% of the outstanding shares of ILCO common stock as of March 14, 1997. Since FIC beneficially owns 61.5% of ILCO Common Stock, Mr. Roy Mitte's personal holdings are combined with FIC's holdings in determining the percentage of ILCO Common Stock beneficially owned by Mr. Mitte. ILCO beneficially owned 727,115 shares of FIC common stock (12.19% of the outstanding shares) as of March 14, 1997.

          * Less than 1%.

                  COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

          Summary Compensation Table

               The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and each of the four other persons who were serving as executive officers of the Company at the end of 1996 and received cash compensation exceeding $100,000 during 1996.

                                                   Annual Compensation

          Name and
          Principal                                           All Other
          Position      Year Salary(1)  Bonus(1)   Other(2)   Compensation

          Roy F. Mitte,
          Chairman of
          Board,
          President and
          Chief         1996 $503,500     -0-        -0-     $2,446,397 (3)
          Executive     1995  503,500     -0-        -0-      1,120,513 (4)
          Officer       1994  503,500 $1,076,159 (5) -0-      1,376,663 (6)

          James M.
          Grace,
          Vice
          President,    1996  195,000     15,000     -0-         -0-
          Secretary and 1995  195,000     10,000     -0-         -0-
          Treasurer     1994  195,000      2,500     -0-         -0-

          Eugene E.
          Payne,        1996  195,000     15,000     -0-         -0-
          Vice          1995  195,000     10,000     -0-         -0-
          President     1994  195,000      5,000     -0-         -0-

          Joseph F.
          Crowe,        1996  196,500     15,000     -0-         -0-
          Vice          1995  195,000     10,000     -0-         -0-
          President     1994  195,000      5,500     -0-         -0-

          Jeffrey
          H. Demgen,
          Vice Presi-
          dent (7)      1996  102,500      7,500     -0-         -0-

          (1) The salaries and bonuses set forth in the table were paid by ILCO, except that $216,857 of Mr. Mitte's salary in 1996, $216,857 of Mr. Mitte's salary in 1995 and $251,700 of Mr. Mitte's salary and $538,080 of his bonus in 1994 were paid directly to him by Family Life. The executive officers of FIC have also been executive officers of Family Life, the insurance subsidiary of FIC, and ILCO and its insurance subsidiaries. Family Life reimbursed ILCO (or, in the case of Mr. Mitte, paid Mr. Mitte directly) the following amounts as Family Life's share of the executive officers' cash compensation for 1994, 1995 and 1996: $789,780, $216,857 and $216,857, respectively, for Mr.
          Mitte; $75,880, $88,293 and $83,987, respectively, for Mr. Grace; $126,750, $79,875 and $83,987, respectively, for Dr. Payne;
          $68,250, $88,293 and $84,633, respectively, for Mr. Crowe; and $46,125 (1996 only) for Mr. Demgen.

          Mr. Mitte and FIC are parties to an employment agreement, providing for the employment of Mr. Mitte as Chairman, President and Chief Executive Officer of the Company. The agreement, which was initially effective February 25, 1982, provides for five-year terms and for automatic renewals for successive five-year periods, unless otherwise terminated in accordance with the terms of the agreement. The agreement provides that the level of compensation will be fixed each year by agreement, but not less than $120,000 per year. In addition, the agreement provides that Mr. Mitte is entitled to reimbursement for reasonable business expenses and to participate in all fringe benefit plans and arrangements available generally to employees of the Company.

          (2) Does not include the value of perquisites and other personal benefits because the aggregate amount of any such compensation does not exceed the lesser of $50,000 or 10 percent of the total amount of annual salary and bonus for any named individual.

          (3) During 1996, ILCO paid Mr. Mitte (i) $1,862,000 for the cancellation in 1996 of options to purchase 121,500 shares of the Company's Common Stock, plus interest at the rate of 8% per year on such amount for a one year period (for a total of $2,011,737);
          (ii) $120,700 for the federal income tax reimbursement relating to the cancellation in 1995 of options to purchase 50,000 shares of the Company's Common Stock; and (iii) $313,960 for the federal income tax reimbursement relating to the 1996 options cancellation described in this footnote. Each of these payments was made pursuant to the contract referred to in footnote (4).

          (4) In 1989, ILCO's Board of Directors granted Mr. Mitte options to purchase 600,000 shares of ILCO's Common Stock. In October 1992, Mr. Mitte surrendered to ILCO for cancellation options to purchase 120,000 shares. ILCO and Mr. Mitte entered into a contract in 1993 providing for the cancellation of 240,000 options for an aggregate amount of $3,237,120 in 1993 and the cancellation in subsequent years of the remaining options for an aggregate amount of $3,610,240. In addition, the Company agreed to pay Mr. Mitte the amount necessary to ensure that Mr. Mitte will receive the same amount, after federal income tax, that he would have received if the options had been cancelled in 1992. During 1995, Mr. Mitte was paid $836,582 for cancellation in 1995 of options to purchase 50,000 shares of ILCO's Common Stock, $156,323 for the federal income tax reimbursement relating to the cancellation in 1994 of options to purchase 68,500 shares and $127,608 as the final payment relating to the cancellation in 1993 of options to purchase 240,000 shares. These option cancellation payments were made pursuant to the contact referred to above. FIC's Compensation Committee made a recommendation to FIC's Board of Directors, which it adopted, that, in lieu of paying Mr. Mitte a bonus as it has in the past, FIC pay $407,000 of these option cancellation payments to Mr. Mitte, with the balance of $713,513 being paid by ILCO.

          (5) ILCO's Compensation Committee made a recommendation to ILCO's Board of Directors, which the Board adopted, that a bonus be paid to Mr. Mitte to enable him to pay off the $650,000 loan that ILCO had made to Mr. Mitte in 1989 and to reimburse him for the amount of federal income tax payable on the bonus. Since ILCO and FIC have usually each paid one-half of Mr. Mitte's cash compensation, FIC's Board of Directors, acting on the recommendation of its Compensation Committee, subsequently authorized FIC to pay $500,000 of that bonus to Mr. Mitte.
          Therefore, FIC paid $500,000, and ILCO paid $576,159, of the bonus.

          (6) During 1994, ILCO paid Mr. Mitte $997,520 for the cancellation in 1994 of options to purchase 68,500 shares of ILCO's Common Stock and $379,143 for the federal income tax reimbursement relating to the cancellation in 1993 of options to purchase 240,000 shares. Both of these payments were made pursuant to the contract referred to in footnote (4).

          (7) Mr. Demgen became an executive officer of FIC and ILCO in August 1996.

          Directors' Compensation
               Directors who are not officers or employees of the Company are paid a $5,000 annual fee, and are compensated $1,000 for each regular or special meeting of the Board of Directors which they attend in person.

          Members of Compensation Committee
               The Compensation Committee makes recommendations to the Board of Directors with respect to the Chief Executive Officer's compensation. The members of the Compensation Committee are John
          D. Barnett, Leonard A. Nadler and Frank Parker.

          Compensation Committee Interlocks and Insider Participation
               Roy F. Mitte determines the compensation of all executive officers of the Company, other than the Chief Executive Officer. Mr. Mitte is the Chairman of the Board, President and Chief Executive Officer of the Company and ILCO. He also determines the compensation of all executive officers of ILCO, other than the Chief Executive Officer.

          Reports on Executive Compensation
               The following reports and the performance graph following those reports shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

          Chief Executive Officer's Report
               The following report is made by the Chief Executive Officer with respect to compensation policies applicable to the Company's executive officers, other than the Chief Executive Officer.

               The goal of the Company's executive compensation policies is to ensure that an appropriate relationship exists between executive pay and the creation of shareholder value, while at the same time motivating and retaining senior managers. Executive compensation is based on several factors, including corporate performance. While sales, earnings, return on equity and other performance measures are considered in making annual executive compensation decisions, no formulas, pre-established target levels or minimum performance thresholds are used. Each executive officer's individual initiatives and achievements and the performance of the operations directed by the executive are integral factors utilized in determining that officer's compensation.

               Since the executive officers of the Company are also executive officers of ILCO, they receive cash compensation from the Company and ILCO. In addition, since a significant portion of the Company's net income is derived from its equity in ILCO's net income, the executive officers of both companies are provided long-term equity-based compensation in the form of ILCO stock options and interests in ILCO's Employee Stock Ownership Plan ("ESOP"). They also participate in medical and pension plans that are generally available to employees of the Company and ILCO. The objectives of the stock option plans and the ESOP are to create a strong link between executive compensation and shareholders return and enable senior managers to develop and retain a significant and long-term equity investment.

               Under ILCO's Incentive Stock Option Plan, options to purchase shares of ILCO's Common Stock at 100% of fair market value on the date of grant have been granted to certain executive officers. At December 31, 1996, options to acquire 72,000 shares were outstanding, all which options are held by executive officers of the Company and ILCO. Under ILCO's Non-Qualified Stock Option Plan, options to buy ILCO's Common Stock at 100% of the fair market value on the date of grant but in no event less that $3.33 per share can be granted to officers, directors, agents and others. At December 31, 1996, options to purchase 174,000 shares were outstanding, of which options to buy 84,000 shares were held by executive officers of the Company and ILCO. ILCO's Board of Directors administers both plans. Options were granted in 1988, 1991 and 1995. No options were granted in 1992, 1993, 1994 or 1996, and no further options can be granted under the Incentive Stock Option Plan.

               ILCO's ESOP is a noncontributory employee benefit plan available to all employees who have completed one year of service. Allocations of ILCO's contributions are made to participants in accordance with their compensation. Vesting of participants in their accounts occurs in annual installments over a period of approximately ten years. The assets of the ESOP consist of 365,417 shares of ILCO's Common Stock, of which 76,835 shares are allocated to the accounts of executive officers of the Company and ILCO and 273,402 shares are allocated to the other participants.

               The Company and ILCO provide medical and pension benefits to their executive officers that are generally available to employees. In addition, executive officers of the Company and ILCO may participate in ILCO's Savings and Investment Plan (401K
          Plan). Although ILCO does not make contributions to the plan, eligible employees may make contributions to the plan on a tax-deferred basis.

               The foregoing report has been furnished by Roy F. Mitte.

          Compensation Committee's Report
               The Compensation Committee of the Board of Directors makes a recommendation to the Board of Directors each year with respect to the Chief Executive Officer's compensation for that year. In June, 1996, the Committee recommended that the Chief Executive Officer's 1996 compensation continue at the same level in effect for the year 1995 ($216,857).

               The compensation policies and practices of the Compensation Committee are subjective and are not based upon specific criteria. The Committee did consider the Company's overall financial performance and its continuing progress in expense management, maintenance of a high quality investment portfolio and marketing of insurance products designed to generate an acceptable level of profitability. The Committee recognized the Chief Executive Officer's leadership role in the Company's performance and his ability to select, recruit and motivate qualified people to implement the Company's policies that have contributed to that performance. Although the Committee believed that an increase in the Chief Executive Officer's annual base compensation in 1996 would have been justified, it accepted his request that his annual base compensation for 1996 remain the same as it was in 1995.

               Since the Chief Executive Officer's 1996 compensation is not based on any particular measures of the Company's performance, such as sales, earnings or return on equity, there is no specific discussion in this report of the relationship of the Company's performance to the Chief Executive Officer's compensation for 1996.

               Nevertheless, the Committee does believe that it is noteworthy that the Company paid off its bank debt during 1996, the net income of ILCO, in which the Company has a 46% interest, increased to $26.9 million in 1996 from $10.7 million in 1995, and the Company's net income for 1996 was $16,157,000 ($2.90 per share) compared to net income in 1995 of $10,017,000 ($1.81 per share).

          The foregoing report is submitted  by John D. Barnett, Leonard A.
          Nadler  and  Frank  Parker,    the  members  of the  Compensation
          Committee.

          Performance Graph
                The graph and table below compare the cumulative total shareholder return on the Company's Common Stock for the last five calendar years with the cumulative total return on The Nasdaq Stock Market (US) and an index of stocks of life insurance companies traded on Nasdaq over the same period (assuming the investment on December 31, 1991 of $100 in the Company's Common Stock, The Nasdaq Stock Market (U.S.) and an index of stocks of life insurance companies traded on Nasdaq and the reinvestment of all dividends).

                             (Performance Graph Omitted)


                        12/31/91 12/31/92 12/31/93 12/30/94 12/29/95 12/31/96

          The Company(1) $100.00  $155.00  $118.49  $ 86.41  $106.00  $172.35
          The Nasdaq
           Stock Market
           (US)          $100.00  $116.40  $133.60  $130.60  $184.70  $227.20
          Index of
           Nasdaq
           Life Ins.
           Stocks (2)    $100.00  $138.00  $165.10  $142.00  $213.40  $275.20

          (1) The dollar amounts for the Company's Common Stock are based on the closing bid prices on Nasdaq on the dates indicated.

          (2) The Index of Nasdaq Life Insurance Stocks is comprised of life insurance companies whose stocks were traded on Nasdaq during the last five calendar years (50 issues traded during that period, of which 26 issues were traded on December 31,
          1996). These peer companies were selected by the Company on a line-of-business basis.

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               The obligations of ILCO under the ILCO Senior Loan are guaranteed by FIC. FIC presently owns 1,966,346 shares of ILCO Common Stock, constituting 46.17% of such shares outstanding, and holds options to acquire an additional 1,702,155 shares at the average bid price of such shares during the six-month period preceding the date of any such purchase. In the event that such options were to be fully exercised, the total number of ILCO's shares owned by FIC would constitute 61.54% of ILCO's outstanding Common Stock.

               Roy F. Mitte serves as Chairman, President and Chief Executive Officer of both FIC and ILCO. James M. Grace serves as Vice President, Treasurer and Director of both companies and
          Secretary of FIC; Dr. Payne serves as Vice President and Director of both companies and Secretary of ILCO; Messrs. Demgen and Fleron serve as Vice Presidents and Directors of both companies; and Mr. Crowe serves as a Director of both companies and, until his retirement in January, 1997, served as a Vice President of both companies. Mr. Roy F. Mitte holds beneficial ownership of 34.39% of the outstanding shares of the Company (see "Security Ownership of Certain Beneficial Owners"). Mr. Mitte was granted an option to purchase 600,000 shares of the common stock of ILCO (as adjusted to reflect a three-for-one split in February 1990) on May 8, 1989 in equal annual installments of 150,000 shares each. Each installment was subject to the approval of the Board of Directors, and would be exercisable for a period of ten years from the date of grant at a price of $1.00 per share (as adjusted). The Board of Directors voted to award installments of 150,000 shares in each of 1989, 1990, 1991 and 1992. In October 1992, Mr. Mitte surrendered to ILCO for cancellation options to purchase 120,000 shares. ILCO and Mr. Mitte entered into an agreement in 1993 providing for the cancellation of the remaining options to purchase 480,000 shares. See "Compensation of Executive Officers and Directors."

               In May, 1989, the Board of Directors of ILCO granted Roy F. Mitte the right to borrow up to $650,000 from ILCO to be used solely for the purchase of FIC common stock pursuant to Mr. Mitte's then existing options. A principal purpose of said loan was to enable Mr. Mitte to maintain his equity position in FIC, as required under the terms of the lending agreements entered into in connection with the purchase of the Investors Life Companies. Said loan, which was exercised on June 1, 1989, carried no interest and was payable in five years. The loan was paid in full in 1994. See "Compensation of Executive Officers and Directors."

               When it acquired Austin Centre, Investors-NA leased the hotel to FIC Realty Services, Inc. ("FIC Realty"), a subsidiary of FIC, pursuant to which FIC Realty pays monthly rent to Investors-NA in an amount equal to 95% of the net operating profits of the hotel for the preceding month (excess of all hotel revenues over all hotel expenses, including insurance, utilities and property taxes). Any net operating loss for a month is carried forward and deducted from the net operating profit for the next month that has such a profit. During 1996, FIC Realty paid $658,509 of rent to Investors-NA pursuant to this lease. FIC Realty has delegated the management of the hotel to an unrelated third party pursuant to a management agreement, but FIC Realty bears most of the economic risks in operating the hotel. As an inducement to FIC Realty's agreeing to bear those risks, Investors-NA has agreed to provide funds to pay expenses in operating the hotel to the extent that the cash flow from such operations is not sufficient to do so. This arrangement was terminated upon the sale by Investors-NA of the Austin Centre in March, 1996.

               FIC Realty conducts the leasing activities for the Bridgepoint Square properties owned by Investors-NA. In payment for such services, FIC Realty receives a commission of 4% of the gross rent under each lease which is negotiated by it. During 1996, Investors-NA paid commissions in the amount of $100,811 to FIC Realty.

                Alcoholic beverages had been sold at the hotel by an unrelated third party pursuant to a lease it had with FIC Realty until September 30, 1994. Commencing October 1, 1994, all alcoholic beverages sales have been conducted by Atrium Beverage Corporation ("Atrium Beverage"), a new subsidiary of FIC Realty. Atrium Beverage subleases from FIC Realty space in the hotel for the storage, service and sale of alcoholic beverages pursuant to which Atrium Beverage pays monthly rent to FIC Realty of $12,500. The sublease provides that the rent paid during each calendar year will be reduced to the extent necessary to ensure that Atrium Beverage's net operating profit from alcoholic beverage sales is not less than 5% of its gross receipts from such sales. Atrium Beverage and FIC Realty are also parties to a management agreement whereby FIC Realty manages Atrium Beverage's alcoholic beverage operations at the hotel for a monthly fee equal to 28% of the gross receipts from alcoholic beverages sales. During 1996, Atrium Beverage paid FIC Realty rent and management fees totalling $117,998. All of that amount was included in the hotel revenues of FIC Realty for purposes of determining its net operating profits under the hotel lease agreement with Investors-NA.

               Investors-NA entered into a management agreement in September 1991 with FIC Property Management, Inc. ("FIC
          Management"), a subsidiary of FIC, whereby it appointed FIC Management to manage, lease and operate the office tower, retail areas, underground parking garage and common areas of Austin Centre. FIC Management is paid fees in an amount equal to 5% of the net operating profit that Investors-NA receives from the properties managed and leased by FIC Management. During 1996, Investors-NA paid $33,027 of fees to FIC Management under this agreement. This arrangement was terminated upon the sale by Investors-NA of the Austin Centre in March, 1996.

               As part of the financing arrangement for the acquisition of Family Life, a $22.5 million loan was made by Investors-NA to Family Life Corporation, a subsidiary of FIC, and a $2.5 million loan was made by Investors-CA to FIC. In addition to the interest provided under those loans, Investors-NA and Investors-CA were granted by FIC non-transferable options to purchase, in the amounts proportionate to their respective loans, up to a total of 9.9 percent of shares of FIC's common stock at a price of $10.50 per share, equivalent to the then current market price, subject to adjustment to prevent dilution. As a result of FIC's five-for-one stock split, which was effective November 12, 1996, the option price is currently $2.10 per share. The options were to expire on June 12, 1998 if not previously exercised. In connection with the 1996 amendments to the subordinated notes, as described below, the expiration date of the options were extended to September 12, 2006.

               On July 30, 1993, the subordinated indebtedness owed to Merrill Lynch and its affiliate was prepaid. The Company paid $38 million plus accrued interest to retire the indebtedness, which had a principal balance of approximately $50 million on July 30, 1993.

               The primary source of the funds used to prepay the subordinated debt was new subordinated loans totalling $34.5 million that FLC and another subsidiary of FIC obtained from Investors-NA. The principal amount of the new subordinated debt was payable in four equal annual installments in 2000, 2001, 2002 and 2003 and bears interest at an annual rate of 9%. The other terms of the new debt were substantially the same as those of the $22.5 million subordinated loans that Investors-NA had previously made to FLC and that continue to be outstanding.

               As of June 12, 1996, the provisions of the notes from Investors-NA to FIC, FLC and FLIIC were modified as follows: (a) the $22.5 million note was amended to provide for twenty quarterly principal payments, in the amount of $1,125,000 each, to commence on December 12, 1996; the final quarterly principal payment is due on September 12, 2001; the interest rate on the note remains at 11%; (b) the $30 million note was amended to provide for forty quarterly principal payments, in the amount of $163,540 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $1,336,458; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%;
          (c) the $4.5 million note was amended to provide for forty quarterly principal payments, in the amount of $24,531 each for the period December 12, 1996 to September 12, 2001; beginning with the principal payment due on December 12, 2001, the amount of the principal payment increases to $200,469; the final quarterly principal payment is due on September 12, 2006; the interest rate on the note remains at 9%; (d) the $2.5 million note was amended to provide that the principal balance of the note is to be repaid in twenty quarterly installments of $125,000 each, commencing December 12, 1996 with the final payment due on September 12, 2001; the rate of interest remains at 12%; (e) the Master PIK note, which was issued to provide for the payment in kind of interest due under the terms of the $2.5 million note prior to June 12, 1996, was amended to provide that the principal balance of the note ($1,977,119) is to be paid in twenty quarterly principal payments, in the amount of $98,855.95 each, to commence December 12, 1996 with the final payment due on September 12, 2001; the interest rate on the note remains at 12%.

               FIC was reimbursed by ILCO for rental expense and certain other operating expenses incurred during 1996 on behalf of ILCO. The amount of such reimbursement was approximately $305,000.

               Pursuant to a data processing agreement with a major service company, the data processing needs of ILCO's and FIC's insurance subsidiaries were provided at a central location until November 30, 1994. Commencing December 1, 1994, all of those data processing needs are provided to ILCO's and FIC's Austin, Texas and Seattle, Washington facilities by FIC Computer Services, Inc. ("FIC Computer"), a new subsidiary of FIC. Each of FIC's and ILCO's insurance subsidiaries has entered into a data processing agreement with FIC Computer whereby FIC Computer provides data processing services to each subsidiary for fees equal to such subsidiary's proportionate share of FIC Computer's actual costs of providing those services to all of the subsidiaries. Family Life paid $1,055,639 and ILCO's insurance subsidiaries paid $2,243,234 to FIC Computer for data processing services provided during 1996.

               In 1995, Family Life entered into a reinsurance agreement with Investors-NA pertaining to universal life insurance written by Family Life. The reinsurance agreement is on a co-insurance basis and applies to all covered business with effective dates on and after January 1, 1995. The agreement applies to only that portion of the face amount of the policy which is less than $200,000; face amounts of $200,000 or more are reinsured by Family Life with a third party reinsurer.

               In 1996, Family Life entered into a reinsurance agreement with Investors-NA, pertaining to annuity contracts written by Family Life. The agreement applies to contracts written on or after January 1, 1996.

                            BOARD, COMMITTEES AND MEETINGS

               FIC's Board of Directors met formally three times during 1996. All of the incumbent Directors attended at least 75% of the required meetings, except Frank Parker and Eugene E. Payne, who attended two of the three meetings (66%).

               The Board has an Audit Committee which did not have any formal meetings during 1996. The Board does not have a Nominating Committee. The Directors serving on the Audit Committee in 1996 were Messrs. Dale Mitte, Grace, Barnett and Crowe. The duties of the Audit Committee are to review the financial statements and the results of the Company's annual audit with FIC's independent auditors.

               The  members of the Compensation Committee during 1996 were:
          Messrs. Barnett, Nadler and Parker. The Compensation Committee held one meeting during 1996.

                   RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

               FIC's   accounting  firm  for  the  current  year  is  Price
          Waterhouse LLP. Representatives of Price Waterhouse LLP are expected to be available for comment at the Shareholders Meeting and will be given an opportunity to respond to appropriate questions.

                                SHAREHOLDER PROPOSALS

               It is contemplated by the management of FIC that the next Annual Meeting of the Shareholders of FIC will be held on or about May 19, 1998. Proposals submitted by any security holders and intended to be included in FIC's Proxy Statement and Form of Proxy relating to the meeting must by received by the Company at its principal executive offices no later than December 31, 1997 and must be in compliance with applicable laws and Securities and Exchange Commission regulations.

                                  ADDITIONAL MATTERS

               At the date hereof, there are no other matters which the Board of Directors intends to present or has reason to believe others will present at the meeting. However, if any other matter should be presented, the persons named in the accompanying proxy will vote according to their best judgment in the interest of FIC with respect to such matters.

          Date:     April 18, 1997
                                             By Order of the Board of
                                             Directors
                                             Financial Industries Corporation

                                             James M. Grace
                                             Secretary

          PROXY

                           FINANCIAL INDUSTRIES CORPORATION
                     Annual Meeting of Shareholders, May 20, 1997

               Roy F. Mitte and James M. Grace, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present at the Annual Meeting of Shareholders of Financial Industries Corporation to be held on Tuesday, May 20, 1997 or at any postponements or adjournments thereof, as indicated below.

               1.   ELECTION OF DIRECTORS         _____     FOR all
                                                            nominees listed
                                                            below (except
                                                            as indicated)
                                                  _____     WITHHOLD
                                                            authority to
                                                            vote for all
                                                            nominees listed
                                                            below

          If you wish to withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.

           J. Barnett, J. Crowe, J. Demgen, T. Fleron, J. Grace, D. Mitte,
                R. Mitte, L. Nadler, F. Parker, E. Payne, T. Richmond

               2. In their discretion, the proxies are authorized to vote upon such other matters which may properly come before the meeting or at any postponements or adjournments thereof.

                                           (Continued on reverse side)

          (Continued from reverse side)

          THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL CONSTITUTE AUTHORIZATION TO VOTE THE UNDERSIGNED'S SHARES FOR THE ELECTION OF NOMINEES FOR DIRECTOR WHOSE NAMES ARE LISTED ON THE REVERSE. It will be voted on other business matters which may properly be brought before the meeting in accordance with the best judgment of the proxies.

          The Board of Directors recommends a vote "FOR" on all matters set forth in this proxy.

                                             Please date,  sign and  return
                                             in the  enclosed postage  paid
                                             envelope.

                                             Dated:___________________,1997

                                             ______________________________
                                             Signature
                                             ______________________________
                                             Signature
                                             (if held jointly)

                                             In the case of joint or common
                                             ownership,  each  owner should
                                             sign.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FINANCIAL INDUSTRIES CORPORATION